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                                                                     EXHIBIT 5.6




                            [Ropes & Gray Letterhead]




                                           September 25, 2001





Palmer & Dodge LLP
One Beacon Street
Boston, Massachusetts 02108

Ladies and Gentlemen:

         Reference is made to our opinion dated May 25, 2001 and included as
Exhibit 5.2 to the Registration Statement on Form S-3 (File No. 333-61758) (the "REGISTRATION STATEMENT") filed on May 25, 2001 by TECO Energy, Inc., a Florida corporation (the "COMPANY"), and the co-registrants named therein with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "SECURITIES ACT"). We are rendering this supplemental opinion in connection with the prospectus supplement dated September 21, 2001 (the "PROSPECTUS SUPPLEMENT") filed by the Company pursuant to Rule 424 promulgated under the Securities Act. The Prospectus Supplement relates to the offering by the Company of $200 million aggregate principal amount of 7.20% Notes due 2011 (the "NOTES"). The Notes will be issuable under an indenture dated as of August 17, 1998 (the "BASE INDENTURE") between the Company and The Bank of New York, as trustee (the "TRUSTEE"), as heretofore amended and as supplemented by a fourth supplemental indenture dated as of April 30, 2001 and a fifth supplemental indenture dated as of September 10, 2001, each between the Company and the Trustee (together with the Base Indenture, the "INDENTURE").

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinion set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.



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Palmer & Dodge LLP                 -2-                        September 25, 2001


         The opinion expressed herein is limited to matters governed by the laws of the State of New York.

         Based upon the foregoing and assuming that the Indenture has been duly authorized, executed and delivered by the parties thereto, the Registration Statement has become effective under the Securities Act, the terms of the Notes and of their issuance and sale have been duly established in conformity with the Indenture and in such a manner so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental or regulatory body having jurisdiction over the Company or any of its property, and the Notes have been duly executed, authenticated and delivered in accordance with the Indenture against payment of the agreed consideration therefor and issued and sold as contemplated by the Prospectus Supplement, we are of the opinion that the Notes will constitute the valid and binding obligations of the Company, subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity, regardless of whether applied in proceedings in equity or at law.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the Prospectus Supplement under the caption "Legal Matters."

                                       Very truly yours,

                                       /s/ Ropes & Gray
                                       ----------------------------------
                                       Ropes & Gray